EXHIBIT 99.1

ChinaNet Online Holdings Reports First Quarter 2016 Financial Results

BEIJING, May 17, 2016 (GLOBE NEWSWIRE) -- ChinaNet Online Holdings, Inc. (Nasdaq:CNET) ("ChinaNet" or the "Company"), a leading B2B (business to business) Internet technology company providing online-to-offline (O2O) sales channel expansion, business strategies and marketing solutions for small and medium-sized enterprises (SMEs) by utilizing data analysis and cloud computing technologies in the People's Republic of China, today announced financial results for the first fiscal quarter of 2016.

First Quarter 2016 Financial Highlights

  Gross profit of $1.6 million generated in the first fiscal quarter of 2016, an 87.4% increase from $0.86 million generated in the same period a year ago
  Consolidated gross margin increased to 31.7%, compared to 15% in the same period a year ago, a 112% increase YOY
  Internet advertising and data service gross margin improved to 43%, compared to 27% in the same period a year ago
  $0.44 million cash inflow generated from operating activities, compared to $2.33 million cash outflow in the same period a year ago

First Quarter 2016 Financial Results

Chairman and CEO of ChinaNet, Mr. Handong Cheng commented, “The Company has been increasingly focusing on integrating and restructuring its business since 2014. We gradually reduced low-margin television advertising business and put a lot of research and development resources into upgrading the data service system. Our gross margin has increased significantly since the fourth quarter last year. Our gross profit increased by 87.4% during the first quarter of 2016, which quarter is traditionally our weakest season during the year. Meanwhile, we have successfully developed our Business Intelligent Marketing Data Services System--CloudX, which will be officially launched in the second quarter of this year.”

Revenues for the three months ended March 31, 2016 were $5.1 million compared to $5.7 million for the three months ended March 31, 2015, representing an 11.6% decrease. During the first quarter, revenues from improving internet advertisement and data services, which increased 48.2% from $2.5 million in the first quarter of 2015 to $3.6 million in the first quarter of 2016, helped to partially offset declines in the search engine marketing service. ChinaNet continues to focus on integrating and upgrading its internet advertising and data service to SME clients and investing in developing new service modules for clients, and believes that the launch of new services in future will help to increase market penetration and recurring revenues.

Gross profit for the three months ended March 31, 2016 was $1.6 million compared to $0.9 million for the same period in 2015. Gross margin was 31.7%, up from 15.0% in the first quarter of 2015, primarily due to the improvement in gross margin of the internet advertisement and data service, which increased to 43% for the first quarter of 2016 from 27% for the first quarter of 2015, and decrease in lower margin revenues from the search engine marketing service.  The improvement in gross margin of the internet advertising and data service was primarily due to optimizing and upgrading of the Company’s online promotion analysis and cost control system, which improved the promotion accuracy, Ad. effect conversion rate and promotion cost control.

The Company incurred an operating loss of $1.4 million for the three months ended March 31, 2016 compared to an operating loss of $2.1 million in the same period a year ago.

Net loss attributable to ChinaNet for the three months ended March 31, 2016 was $1.4 million and loss per share was $0.05, compared to a net loss of $1.8 million and loss per share of $0.07 in the first quarter of 2015.

Balance Sheet and Cash Flow

The Company had $3.7 million in cash and cash equivalents as of March 31, 2016, compared to $5.5 million as of December 31, 2015, working capital of $11.3 million, compared to $13.7 million as of December 31, 2015, and a current ratio of 2.5 to 1, compared to 2.9 to 1 as of December 31, 2015. Total stockholders' equity of ChinaNet was $26.6 million at March 31, 2016 compared to $27.3 million at December 31, 2015.

The Company had a $0.4 million of cash inflows from operations in the three months ended March 31, 2016 compared to a $2.3 million of cash outflows in the first three months of 2015.

Business Updates

In May, ChinaNet reported its self-developed Business Intelligent Marketing Data Services System, CloudX, was installed and tested at 13 food and beverage stores for field testing during the Beijing Sakura Festival (the "Festival") in April with improvements in weekly sales of up to six times average. The new CloudX system, set to launch officially in late May, collects and analyzes product sale numbers from stores and is analyzed by ChinaNet for suggested adjustments to product stock and inventory to improve customer sales. By utilizing CloudX in stores, ChinaNet can provide owners with sales analysis reports, including each single item's sales amount and period of time. The system was judged highly by store owners during the Festival. With these results, and after debugging and optimizing, CloudX will be officially launched at the end of May, adding to ChinaNet’s growing ecosystem of SME products and services.

About ChinaNet Online Holdings, Inc.

The Company, a parent company of ChinaNet Online Media Group Ltd., incorporated in the BVI ("ChinaNet"), is a leading digital B2B (business to business) Internet technology company focusing on providing O2O sales channel expansion service for small and medium-sized enterprises (SMEs) and entrepreneurial management and networking service for entrepreneurs in China. The Company, through certain contractual arrangements with operating companies in the PRC, provides Internet advertising and other services for Chinese SMEs via its portal websites, 28.com, Liansuo.com and Chuangye.com. Website: http://www.chinanet-online.com.

Safe Harbor

This release contains certain "forward-looking statements" relating to the business of ChinaNet Online Holdings, Inc., which can be identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including business uncertainties relating to government regulation of our industry, market demand, reliance on key personnel, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. These forward-looking statements are based on ChinaNet's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting ChinaNet will be those anticipated by ChinaNet. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. ChinaNet undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

CHINANET ONLINE HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except for number of shares and per share data)

	March 31,	December 31,
	2016	2015
	(US $)	(US $)
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$3,744	$5,503
Term deposit	3,281	3,265
Accounts receivable, net	3,030	2,549
Other receivables, net	436	1,910
Prepayment and deposit to suppliers	6,013	5,843
Due from related parties	323	41
Other current assets	16	45
Assets classified as held for sale	1,958	1,882
Total current assets	18,801	21,038

Long-term investments	1,576	1,133
Property and equipment, net	711	681
Intangible assets, net	5,351	5,638
Deposit and prepayment for purchasing of software technology	2,438	1,024
Goodwill	4,418	4,396
Deferred tax assets-non current	1,556	1,550
Total Assets	$34,851	$35,460

Liabilities and Equity
Current liabilities:
Accounts payable *	$217	$95
Advances from customers *	1,379	1,313
Accrued payroll and other accruals *	615	685
Guarantee payment and prepayment from new investors	949	944
Taxes payable *	3,255	3,186
Other payables *	145	234
Liabilities classified as held for sale *	964	913
Total current liabilities	7,524	7,370
Long-term liabilities:
Deferred tax liability-non current *	89	118
Long-term borrowing from a director	135	135
Total Liabilities	7,748	7,623

Commitments and contingencies	130	129

Equity:
ChinaNet Online Holdings, Inc.’s stockholders’ equity
Common stock (US$0.001 par value; authorized 50,000,000 shares;
issued and outstanding 30,355,722 shares and 29,640,130 shares
at March 31, 2016 and December 31, 2015, respectively)	30	30
Additional paid-in capital	27,074	26,510
Statutory reserves	2,607	2,607
Retained deficit	(5,281)	(3,870)
Accumulated other comprehensive income	2,185	2,056
Total ChinaNet Online Holdings, Inc.’s stockholders’ equity	26,615	27,333

Noncontrolling interests	358	375
Total equity	26,973	27,708

Total Liabilities and Equity	$34,851	$35,460

CHINANET ONLINE HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(In thousands, except for number of shares and per share data)

	Three Months Ended March 31,
	2016	2015
	(US $)	(US $)
	(Unaudited)	(Unaudited)
Revenues
From unrelated parties	$5,012	$5,661
From related parties	48	63
Total revenues	5,060	5,724
Cost of revenues	3,456	4,868
Gross profit	1,604	856

Operating expenses
Sales and marketing expenses	880	1,185
General and administrative expenses	1,706	1,245
Research and development expenses	426	490
Total operating expenses	3,012	2,920

Loss from operations	(1,408)	(2,064)

Other income (expenses)
Interest income	27	29
Interest expense	-	(17)
Other (expenses)/income	(12)	32
Total other income	15	44
Loss before income tax expense, equity method investments, noncontrolling interests and discontinued operation	(1,393)	(2,020)
Income tax benefit	28	222
Loss before equity method investments, noncontrolling interests and discontinued operation	(1,365)	(1,798)
Share of income in equity investment affiliates	-	1
Loss from continuing operations	(1,365)	(1,797)
Loss from discontinued operation, net of income tax	(46)	(25)
Net loss	(1,411)	(1,822)
Net loss attributable to noncontrolling interests from continuing operations	-	34
Net loss attributable to ChinaNet Online Holdings, Inc.	(1,411)	(1,788)

Net loss	(1,411)	(1,822)
Foreign currency translation gain/(loss)	112	(120)
Comprehensive loss	(1,299)	(1,942)
Comprehensive loss attributable to noncontrolling interests	17	33
Comprehensive loss attributable to ChinaNet Online Holdings, Inc.	(1,282)	(1,909)

Loss per share
Loss from continuing operations per common share
Basic and diluted	$(0.05)	$(0.07)
Loss from discontinued operations per common share
Basic and diluted	$-	$-

Weighted average number of common shares outstanding:
Basic and diluted	28,356,797	26,366,797

CHINANET ONLINE HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended March 31,
	2016	2015
	(US $)	(US $)
	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net loss	$(1,411)	$(1,822)
Adjustments to reconcile net loss to net cash provided by/(used in) operating activities
Depreciation and amortization	384	444
Share-based compensation expenses	564	455
Loss on disposal of fixed assets	21	-
Reverse of allowances for doubtful accounts	-	(220)
Share of income in equity investment affiliates	-	(1)
Deferred taxes	(28)	(226)
Changes in operating assets and liabilities
Accounts receivable	(507)	(42)
Other receivables	1,464	200
Prepayment and deposit to suppliers	(152)	(2,175)
Due from related parties	(19)	(8)
Other current assets	29	(119)
Accounts payable	190	(38)
Advances from customers	64	1,279
Accrued payroll and other accruals	(89)	(72)
Other payables	(114)	42
Taxes payable	47	(25)
Net cash provided by/(used in) operating activities	443	(2,328)

Cash flows from investing activities
Payment for office equipment and leasehold improvement	(117)	-
Long-term investment in and advance to cost/equity method investees	(693)	(183)
Payment for purchasing of software technology	(1,394)	(326)
Net cash used in investing activities	(2,204)	(509)
Cash flows from financing activities

Net cash provided by/(used in) financing activities	-	-

Changes in cash and cash equivalents included in assets held for sale	(6)	-

Effect of exchange rate fluctuation on cash and cash equivalents	8	(16)

Net decrease in cash and cash equivalents	(1,759)	(2,853)

Cash and cash equivalents at beginning of the period	5,503	5,037
Cash and cash equivalents at end of the period	$3,744	$2,184

Contact:

MZ North America
Ted Haberfield, President
Direct: +1-760-755-2716
Email:  thaberfield@mzgroup.us
Web:    www.mzgroup.us